BRIAN R. REISS
ATTORNEY AT LAW
9121 ATLANTA AVE., # 638 HUNTINGTON BEACH CA 92646
800-624-6850 FAX 714-378-9093

February 11, 2010

R & A Productions, Inc.
146A Redwood Avenue
Carlsbad, CA 92008
attn: Hector Medina, CEO

Re: R & A Productions, Inc. - Registration Statement on Form S-1

Gentlemen:

I have been retained by R & A Productions, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, to be filed by the Company with the U.S. Securities and Exchange Commission relating to the offering of securities of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

In connection with this request I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company's Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable under the corporate laws of the State of Nevada.

I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Yours truly,

Brian R. Reiss
Attorney at Law

BR:ms
R&A02-11-10